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                                                                       EXHIBIT 1


              Gale L. Griffin   (201) 894-2407
              Vice President, Corporate Communications

             BESTFOODS ANNOUNCES BUYBACK OF UP TO 15 MILLION SHARES
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         Englewood Cliffs, NJ, May 19, 1998 -- Bestfoods' Board of Directors
today authorized the purchase by the company of up to 15 million of its common outstanding shares. This program is to begin immediately. A program for the purchase of 10 million shares (5 million shares on a pre-split basis) announced by the company in January 1995 concluded on May 18, 1998.
         There are currently about 288 million shares of Bestfoods stock outstanding.
         The company said that under the new program, it expects to purchase the shares from time to time over a three-year period, as determined by management.
         Chairman of the Board and Chief Executive Officer C. R. Shoemate said, "This new program authorizes 50% more shares than the last two programs. This reflects our expectation for stronger and more consistent cash flows now that we are a 100% consumer foods company and expresses our confidence in Bestfoods' ability to achieve strong growth and, therefore, to increase value for our shareholders."

Company Announces Regular Quarterly Dividend
         Bestfoods also announced that the Board of Directors today approved a regular quarterly dividend of 22.5 cents per common share, payable July 24, 1998 to stockholders of record on June 30, 1998.

To provide the clearest possible description of our business and outlook, this report contains forward-looking statements based on our best current information and reasonable assumptions about anticipated developments. However, because of the risks and uncertainties that always exist in any operating environment or business, we cannot make any assurances that these expectations will prove correct. Actual results and developments may differ materially, depending upon currency values, competitive pricing, economic conditions in our countries of operations, and other factors. Further information on factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

About Bestfoods: Bestfoods, formerly CPC International Inc., is among the largest U.S. food companies, with sales of $8.4 billion in 1997. Best known among Bestfoods' U.S. products are: Hellmann's and Best Foods mayonnaise and dressings; Mazola corn oil and margarine; Skippy peanut butter; Knorr soups, sauces, and bouillons; Entenmann's sweet baked products; Thomas' English muffins; Arnold, Brownberry, Freihofer's, and Oroweat breads; Boboli pizza crusts; Mueller's pasta; and Karo syrup. Bestfoods' global Knorr brand comprises one of the world's most extensive lines of products. Bestfoods is one of the nation's most international food companies, with operations in more than 60 countries and products marketed in 110 countries. For more information about Bestfoods, visit the company's Web site on the Internet at: http://www.bestfoods.com.